Exhibit 10.1

                                    GSV, INC.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302

                                                      May 4, 2001

Mr. Gilad Gat
174A Post Road West
Westport, Connecticut 06880

Dear Mr. Gat:

            On behalf of GSV, Inc. (the "Company"), I am pleased to offer you the position of President and CEO. This letter confirms certain terms and conditions of our offer to you. You will become an employee of the Company effective May 4, 2001 (the "Start Date"). You will be an at-will employee, which means that both you and the Company will have the right to terminate your employment at any time, for any reason, with or without cause. You will report directly to me (or to such other person as I will direct) and you will perform such duties and exercise such powers and I (or such other person) will direct, consistent with your position.

            As the President you agree to (i) devote your best efforts and undivided time, effort and loyalty to the business of the Company; (ii) discharge all of your duties and responsibilities that are or may be assigned to you by the Company, conscientiously, in good faith and to the best of your ability, giving the Company the full benefit of your knowledge, expertise, skill and judgment; (iii) not engage in any illegal or unethical conduct in the performance of your duties and responsibilities; and (iv) not engage in any conduct that creates an actual, potential or apparent conflict between your personal interests and the Company's interests, or which otherwise may adversely affect your judgment or ability to act in the Company's best interests.

            Your annual compensation will be $120,000 and will be paid bi-weekly. All payments will be subject to normal withholdings for applicable taxes. Your annual compensation will be reviewed periodically by the Company's Board of Directors (the "Board"). Notwithstanding the fact that both you and the Company will have the right to terminate your employment at any time, for any reason, with or without cause, if the Company terminates your employment for reasons other than for cause, you shall have the right to receive the portion of your annual salary that may be owed to you but is unpaid as of the date of such termination, plus an amount equal to your annual salary for a period of one (1) year after your termination date, payable immediately upon such termination.

            You will be eligible to receive a discretionary bonus. Any such discretionary bonus will be awarded at the sole discretion of the Company and will be based upon factors, including your performance, the achievement of certain milestones and the profitability of the Company.

            Enclosed herewith is a copy of the Company's 1998 Stock Option Plan (the "Option Plan"). Concurrent with your Start Date, the Board will grant you stock options (the "Options") under the Option Plan to purchase 20,000 shares of Common Stock, $.001 par value per share, at $.36 per share. As set forth in the form of

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Share Option Certificate (the "Option Certificate"), your Options will vest immediately. The terms and conditions governing your ownership and exercise of the Options are as set forth in the Option Plan and the Option Certificate.

            You will be entitled to and will receive the same benefits, including, but not limited to, medical coverage, life insurance and vacation as the Company provides to its other employees employed in comparable capacities. You will be entitled to reimbursement of documented expenses incurred by you in the course of your duties hereunder provided such expenses are approved in accordance with the Company's standard practices for approval of expenses of employees with comparable responsibilities. In addition, at the request of the Company, you agree to sign any confidentiality agreement, to the extent that the Company requires its employees to sign such agreements.

            By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. You also will not assist any person or organization in competing with the Company, I preparing to compete with the Company or in hiring any employees of the Company.

            This Agreement will be binding upon and inure to the benefit of any successor corporation into which or with which the Company may be merged or consolidated and upon any corporation, firm or person to which the Company may transfer substantially all of its assets, whether pursuant to sale, exchange, liquidation or otherwise. You may not assign this Agreement.

            This Agreement contains the entire agreement and understanding of the parties relating to the matters set forth herein, may not be changed or terminated, or any provision hereof waived, except by a writing signed by all parties hereto and will be governed by the laws of the State of New York. All notices or other communications hereunder will be in writing, sent by registered or certified mail, postage prepaid, addressed to the parties at their addresses set forth above and will be deemed given when mailed in accordance herewith.

To indicate your acceptance of our offer, please countersign this letter where indicated below and return a copy of the same to me.

                                                      Very truly yours,

                                                      GSV, Inc.


                                                      By:___________________

Agreed and Accepted:

----------------------
Gilad Gat